3rd Amendment dated November 3, 2009
to Securities Lending Agency Agreement dated as of March 15, 2008, as amended, between the American Beacon Funds and Brown Brothers Harriman & Co.
SCHEDULE 2
Approved U.S. Borrowers
Barclays Capital Inc.
BNP Paribas Prime Brokerage, Inc.
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Fortis Securities LLC
Goldman, Sachs & Co.
ING Financial Markets LLC
JP Morgan Clearing Corp.
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
MS Securities Services Inc.
SG Americas Securities, LLC
UBS Securities LLC
The maximum allowable market value of securities on loan per borrower is 10% of the Fund’s total assets. For avoidance of doubt, total assets includes the market value of collateral held by the Fund.
American Beacon Funds, on behalf of each of its series
set forth in the Operational Procedures

By:	/s/ William F. Quinn
Name:	William F. Quinn
Title:	Chairman
Date:	As of November 12, 2009